CONSENT OF DELOITTE & TOUCHE

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 27 to Registration Statement No. 33-480 and Amendment No. 33 to Registration Statement No. 811-4415 of College Retirement Equities Fund ("CREF") on Form N-3 of our reports dated February 6, 1997 on the financial statements of the Stock, Money Market, Bond Market, Social Choice, Global Equities, Growth and Equity Index Accounts of CREF incorporated by reference in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the use in such Amendments to such Registration Statements of our report dated March 28, 1997 on the financial statements of the Inflation-Linked Bond Account of CREF included in the Statement of Additional Information.

We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York

April 18, 1997